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                                                                       EXHIBIT 1

FOR IMMEDIATE RELEASE

Contact: Ted Prince                             Roger Kuhn
                  INSCI Corp                    INSCI Corp
                  (508) 870-4015                (508) 870-4014
                  tprince@insci.com             rkuhn@insci.com


                              INSCI CORP ANNOUNCES
                      EXTENSION OF WARRANTS EXPIRATION DATE

WESTBOROUGH, MA (December 29, 1998). . . . INSCI Corp (NASDAQ:INSI), today announced the extension of the expiration date of the Company's initial public offering Warrants from December 31, 1998, to December 31, 1999. All other terms and conditions of the Warrants remain the same.

                                   ABOUT INSCI

INSCI Corp is a leader in innovative digital storage, Internet and electronic commerce solutions for managing and distributing high-value business transaction documents and reports. The Company's software solutions allow customers to implement more effective and cost-efficient means of managing and distributing high volumes of reports and value documents used to conduct business. INSCI solutions are designed to help customers become more competitive; streamline their business processes; improve the level of services they provide their clientele; realize a significant return on their technology investment and; create the digital document "back office" foundation that is required for all electronic commerce applications. For more information about INSCI Corp, visit its home page on the Internet at http://www.insci.com.

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